Exhibit 99.(c)(xii)

Confidential, Preliminary & Highly Illustrative for Discussion Purposes Reference Materials for Goldman Sachs & Co. LLC February 28th, 2026 Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

Confidential, Preliminary & Highly Illustrative for Discussion Purposes

Goldman Sachs

Precedent Special Committee Bid Bump Analysis

INVESTMENT BANKING

Announced Date	Target	Acquirer	Target Industry Sector	Initial Bid	Final Bid	Number of Bids From Winning Bidder	Bump from Initial to Final Bid	% Increase	Days Between Initial and Final Bid
8-Dec-25	Confluent	IBM	Technology	$ 27.00	$ 31.00	4	$ 4.00	15 %	12
22-Sep-25	Premier	Patient Square Capital	Business Services	$ 27.00	$ 28.25	3	$ 1.25	5 %	87
17-Oct-24	Zuora	GIC, Silver Lake	Technology	$ 9.75	$ 10.00	2	$ 0.25	3 %	0
1-Aug-24	R1 RCM	CD&R, Towerbrook	Technology	$ 13.25	$ 14.30	5	$ 1.05	8 %	29
13-May-24	Squarespace	Permira	Technology	$ 40.50	$ 46.50	5	$ 6.00	15 %	206
2-Apr-24	Endeavor Group Holdings	Silver Lake	Business Services	$ 24.50	$ 27.50	4	$ 3.00	12 %	3
26-Feb-24	Agiliti	Thomas H. Lee Partners	Healthcare	$ 9.00	$ 10.00	8	$ 1.00	11 %	133
18-Dec-23	Alteryx	Clearlake, Insight	Technology	$ 41.50	$ 48.25	5	$ 6.75	16 %	57
23-Oct-23	EngageSmart	Vista Equity Partners	Technology	$ 22.00	$ 23.00	3	$ 1.00	5 %	12
14-Mar-23	Cvent	Blackstone	Technology	$ 8.00	$ 8.50	5	$ 0.50	6 %	111
27-Feb-23	Focus Financial Partners	CD&R	Financial Services	$ 45.00	$ 53.00	7	$ 8.00	18 %	165
9-Jan-23	Duck Creek Technologies	Vista Equity Partners	Technology	$ 15.00	$ 19.00	4	$ 4.00	27 %	73
25-Jul-22	Shell Midstream Partners	Shell	Energy	$ 12.89	$ 15.85	6	$ 2.96	23 %	148
11-May-22	Switch	DigitalBridge Group, IFM	Technology	$ 34.00	$ 34.25	2	$ 0.25	1 %	56
11-Apr-22	SailPoint Technologies	Thoma Bravo	Business Services	$ 60.00	$ 65.25	4	$ 5.25	9 %	17
14-Feb-22	Cornerstone Building Brands	CD&R	Industrial	$ 22.00	$ 24.65	6	$ 2.65	12 %	90
12-Jul-21	State Auto Financial	Liberty Mutual	Financial Services	$ 43.00	$ 52.00	3	$ 9.00	21 %	273
18-Jun-21	Sykes Enterprises	CREADEV	Technology	$ 53.00	$ 54.00	2	$ 1.00	2 %	33
6-May-21	At Home Group	Hellman & Friedman	Retail	$ 32.00	$ 37.00	7	$ 5.00	16 %	97
Median						**4**		**12 %**	**73**

Source: Deal Point, public filings

Note: Includes friendly transactions with public target, special committee assignment for target, enterprise value greater than $1bn, 2021 – 2025, completed, all cash, US-only. For initial bids covering a range of values, initial bid reflects low end of range.

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